Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-257092
Prospectus Supplement No. 15
(To Prospectus dated June 24, 2021)

470,681,133 SHARES OF COMMON STOCK
3,234,000 SHARES OF SERIES 1 PREFERRED STOCK
20,170,990 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AND
40,295,990 SHARES OF COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus dated June 24, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-257092). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained or incorporated by reference in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2022, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
SoFi Technologies, Inc.’s common stock is quoted on the Nasdaq Global Select Market under the symbol “SOFI”. SoFi Technologies, Inc.'s warrants were previously traded on the Nasdaq Global Select Market under the symbol “SOFIW”; however, the warrants ceased trading on the Nasdaq Global Select Market and were delisted following their redemption on December 15, 2021. On January 18, 2022, the closing price of our common stock was $12.06.
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 22 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 19, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM 8-K
__________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 18, 2022
SoFi Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39606 (Commission File Number)	98-1547291 (I.R.S. Employer Identification No.)

	234 1st Street San Francisco, California	94105
	(Address of principal executive offices)	(Zip Code)
(855) 456-7634
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SOFI	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01   Other Events.
In March 2021, we entered into an agreement to acquire Golden Pacific Bancorp, Inc., a bank holding company, and its wholly-owned subsidiary, Golden Pacific Bank, National Association, a national bank (“Golden Pacific Bank”) (the “Merger”), which we intend to operate as SoFi Bank, National Association (“SoFi Bank”). On January 18, 2022, we received approval from the Board of Governors of the Federal Reserve System of our application to become a bank holding company, and we received conditional approval from the U.S. Office of the Comptroller of the Currency (the “OCC”) to charter an interim bank and merge it with Golden Pacific Bank. The OCC also approved our application to change the composition of Golden Pacific Bank’s assets in connection with the Merger. The OCC conditional approval imposes a number of conditions, including that SoFi Bank will have initial paid-in capital of no less than $750 million and will adhere to an operating agreement. We expect the Merger to close in February 2022, subject to completion or waiver of the remaining customary closing conditions. We plan to contribute $750 million in capital to Golden Pacific Bank to pursue its national, digital business plan while maintaining its community bank business and footprint.

Cautionary Statement Forward-Looking Statements
This Current Report on Form 8-K contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for our future operations; anticipated trends and prospects in the industries in which our business operates; new products, services and related strategies; our ability to close the Merger, become a bank holding company, acquire a national bank and fund Golden Pacific Bank’s strategy; and the impact on our business of the regulatory environment and increased complexities with compliance that accompany regulation as a bank holding company. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Current Report on Form 8-K, words such as “aim”, “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “opportunity”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strive”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements represent our current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements, and there can be no assurance that future developments affecting us will be those that we have anticipated. Among those risks and uncertainties are our ability to close the Merger and achieve the value creation contemplated by the Merger, including our ability to enhance our existing financial products and offer more competitive rates for our members, the impact of additional regulation as a result of becoming a bank holding company, our ability to operate SoFi Bank pursuant to the operating agreement, changes in government regulations, market conditions, including market interest rates, the trading price and volatility of our common stock and risks relating to our business, including those described in periodic reports that we file from time to time with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated January 18, 2022
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SoFi Technologies, Inc.

Date: January 19, 2022	By:	/s/ Christopher Lapointe
	Name:	Christopher Lapointe
	Title:	Chief Financial Officer